PANGAEA LOGISTICS SOLUTIONS LTD. CEO ED COLL DISCUSSES COMMON SHARE ISSUANCE AND OTHER BUSINESS DEVELOPMENTS

Newport, RI, June 19, 2017 -- Pangaea Logistics Solutions, Ltd. (“PANL” or “Pangaea”) previously announced it had completed a private placement of its common shares with various institutional and other accredited investors. Fearnley Securities acted as the sole manager in the private placement. Today, Pangaea’s Chief Executive Officer, Ed Coll, commented on the private placement and other business developments.

Mr. Coll said, “We are pleased to have successfully returned to the capital markets for the first time since our merger in 2014. Today’s transaction illustrates our ability to attract new investment partners who understand and appreciate our business model and to raise capital for growth during a favorable phase of the market cycle. With our strengthened balance sheet now fortified, we will continue expanding our profitable businesses and adding to our owned and chartered fleets.”

Coll also announced Pangaea has sold one of its existing vessels, Bulk Beothuk, to a third party for $7 million cash, and has bareboat chartered the vessel back into its fleet for continued operation. The proceeds of this sale/charter were used to retire existing bank mortgage indebtedness on Bulk Beothuk, and as equity to purchase a second hand vessel. The new ship, purchased for $8.7 million and named Bulk Freedom, is a 2005 built supramax bulk carrier. Bulk Freedom was delivered to Pangaea in Japan earlier today.

“The addition of new capital will amplify the great progress we have made over the past 18 months, during which we maximized our industry presence amongst a challenging business climate,” Mr. Coll said. “Amidst those conditions, we added six new vessels to our fleet using internally generated funds and competitive loans from our banking partners. We have secured significant new contract revenues that solidify our operating results and provide opportunities to efficiently match voyage and logistics businesses to them. We restructured other business relationships, demonstrating our commitment to assist long term partners when the need arises. And, we have utilized our specialized ice tonnage to help solve difficult transportation needs. All the while, we reported profitable results while honoring our financial obligations, allowing us to maintain a competitive edge that will only benefit further from capital re-enforcement.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy common shares or any other securities, and shall not constitute an offer, solicitation, or sale of any securities in any jurisdiction in which, or to any persons to whom, such an offer, solicitation, or sale would be unlawful.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Contacts

Investor Relations Contacts
Thomas Rozycki
Prosek Partners

212-279-3115
trozycki@prosek.com

Sean Silva
Prosek Partners
212-279-3115